Exhibit 10.34

<Date>

To:         < participant name >
From:         Valerie Blanchett, Vice President Human Resources
Subject:    Modification to Change in Control and Severance Policy Participation Agreement

The Andersons, Inc. is pleased to inform you of a modification to the Change in Control and Severance Policy as Amended and Restated Effective January 1, 2015 (the “Policy”). You were previously selected as a participant in the Policy, and your participation continues to be subject to the terms and conditions of the Policy and your Participation Agreement (the “Agreement”) as modified by this amendment letter to reflect a recent change to the Policy. Unless otherwise expressly set forth herein, all capitalized terms used herein shall have the meaning given in the Policy.

Before executing this amendment to your Agreement, please read the information provided below regarding the specific provisions. By signing this amendment to your Agreement you agree to be bound by all the terms and conditions contained herein. When you are satisfied that you understand the terms and conditions of the Policy, please sign the Agreement and return it to Tamara Lipp in Human Resources. Remember to keep a copy for your files.

OTHER EMPLOYER ENTITIES
Your original Agreement was with The Andersons, Inc. From time to time, The Andersons, Inc. may assign or transfer employees to wholly owned or majority owned entities, or cause such affiliates to directly hire new employees. Any such assignment or transfer alone shall not necessarily constitute a “Good Reason” under the Agreement, as hereby amended, absent actual occurrence of the events specifically listed in the definition of Good Reason, nor a “Change in Control.” Notwithstanding any such transfer or assignment to such an affiliate, the “Company” referred to in the definition of “Change in Control” shall continue to refer only to The Andersons, Inc.

CERTAIN DEFINITIONS and PROVISIONS
The following definition is hereby amended in the Policy and in your Agreement:

““Good Reason” shall mean (a) a material diminution in the Participant’s annual base salary or annual incentive plan; or (b) a material diminution in the Participant’s authority, duties, or responsibilities; or (c) relocation of the Participant’s primary work location by more than 35 miles from its then current location. The Participant must give the Company written notice of the Participant’s intention to terminate for Good Reason within ninety (90) days following the occurrence of the event the Participant believes constitutes Good Reason. The Company shall have 30 days from the date of receipt of such written notice from a Participant alleging that a Good Reason condition exists, to remedy or dispute the Good Reason condition. If the Company fails to remedy the Good Reason condition prior to the end of such period, the Participant must actually terminate employment within thirty (30) days following the end of such cure period, otherwise the Participant shall be deemed to have waived such specific instance of Good Reason.”
The following provision is hereby added to the Policy and to your Agreement:

The following provision is hereby added in the Policy and in your Agreement:

Modification to Change in Control and Severance Policy Participation Agreement
<Date>

“CODE SECTION NET 280G BEST RESULTS
If any payment or benefit you would receive from the Company pursuant to the Policy (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the such Payment shall be either (x) reduced to the minimum extent necessary to avoid application of the Excise Tax or (y) provided to you in full, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in your receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event of a reduction in benefits, the reduction shall occur in the following order: (i) benefits valued as parachute payments, (ii) any cash severance based on multiple of your base salary, annual bonus, or target bonus, (iii) any other cash amounts payable to you, and (iv) acceleration of vesting of any equity awards.”

MISCELLANEOUS
Your Agreement, as amended herein, and the written Policy constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral. This amendment to your Agreement may only be amended in writing signed by the parties hereto in accordance with Section 20 of the Policy. The Agreement, as amended hereby shall be enforced and construed in accordance with the laws of the State of Ohio. The captions herein are for convenience of reference only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of the Agreement, as amended herein. The Agreement, as amended hereby shall be binding upon and inure to the benefit of the Company, Participant and their respective heirs, personal representatives, successors and assigns.

PAYMENT ELECTION (CASH SEVERANCE CHANGE IN CONTROL)
I hereby elect to receive my cash severance as follows (choose (1) or (2) below):
    (1) In continuous payroll period installments over the benefit period described in Section 1 and subject to the limitations of Section 4(c) of the Policy with the balance payable in a single lump sum.
(2) In a single lump sum payment.

PAYMENT ELECTION (CASH SEVERANCE OTHER THAN CHANGE IN CONTROL)
I hereby elect to receive my cash severance as follows (choose (1) or (2) below):
    (1) In continuous payroll period installments over the benefit period described in Section 2 and subject to the limitations of Section 5(c) of the Policy with the balance payable in a single lump sum.
(2) In a single lump sum payment.

ACKNOWLEDGEMENT
By signing this amendment to your Agreement, I agree and acknowledge that:
(a)I have received a written copy of the Policy as amended and restated effective January 1, 2017.

Modification to Change in Control and Severance Policy Participation Agreement
<Date>

(b)I may not assign, transfer, or alienate my benefits under this Policy in any way, except as may be required by law.
(c)    I must execute a Release of Claims in substantially the same form as Exhibit B of the Policy before becoming entitled to any payment under the Policy.
(d)    I will immediately forfeit any unpaid benefits under the Policy if I engage in any activity which is in violation of the Covenants set forth in Exhibit A of the Policy.
(e)    I, the undersigned, acknowledge that the Agreement, as amended hereby is subject to compulsory binding arbitration, as provided in the Policy. Any adjudication of the enforceability of the arbitration provision or the enforcement of any award or as to the terms of the Agreement if arbitration shall not be adjudicated to be compulsory shall be conducted in Toledo, Ohio before a judge, and the parties waive all right to a jury trial for such proceeding.

IN WITNESS WHEREOF, the parties have executed this amendment to the Agreement as of the date first set forth above.

THE ANDERSONS, INC.    PARTICIPANT

By:        By:

Title: Vice President, Human Resources        Title:

Date: <Date>        Date:

Executed copy to: Senior Vice President, General Counsel
Personnel File